SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 23, 2007 (April 17, 2007)

SPECTRX, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

4955 Avalon Ridge Pkwy, Suite 300 Norcross, Georgia (Address of Principal Executive Offices)	30071 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Item 2.03. CREATION OF DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
SIGNATURES

Item 1.01.          Entry Into a Material Definitive Agreement.

On April 17, 2007, the Company issued notes totaling approximately $440,827 to four officers and former officers representing unpaid salary pursuant to letter agreements executed in 2004 that would have become payable at the closing of the Amended and Restated Loan Agreement completed on March 12, 2007. The notes supercede the previous agreements relating to these amounts due and are in the amounts of $188,721 to William D. Arthur III, director, secretary and former president and chief operating officer; $100,946 to Richard L. Fowler, vice president of engineering; $86,445 to Thomas "Thos" H. Muller, Jr., former chief financial officer; and, $64,715 to Walter J. Pavlicek, vice president of operations. The notes are unsecured and are payable upon the sale of certain assets or after August 28, 2007 and when the company has more than $1 million dollars of cash on hand. Two of the notes have an interest rate of 13% and two of the notes have an interest rate of 7%, with interest accruing from March 1, 2007.

Item 2.03.         Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

            The information reported above in Item 1.01 is incorporated into this Item 2.03 by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRX, INC.

/s/ MARK A. SAMUELS
	By:	Mark A. Samuels
CEO & CFO

Date: April 23, 2007.